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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934




       Date of Report (Date of earliest event reported)   June 21, 2002
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                        WILSONS THE LEATHER EXPERTS INC.
             (Exact name of registrant as specified in its charter)


          MINNESOTA                       0-21543                 41-1839933
(State or other jurisdiction     (Commission File Number)       (IRS Employer
      of incorporation)                                      Identification No.)


                7401 BOONE AVE. N.
             BROOKLYN PARK, MINNESOTA                              55428
     (Address of principal executive offices)                    (Zip Code)


     Registrant's telephone number, including area code   (763) 391-4000
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ITEM 5.  OTHER EVENTS
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     On June 21, 2002, Bermans The Leather Experts, Inc. ("Bermans"), a Delaware
corporation and subsidiary of Wilsons The Leather Experts Inc., a Minnesota corporation (the "Company"), entered into a sale and leaseback transaction involving the Company's corporate headquarters and distribution center in Brooklyn Park, Minnesota. Bermans sold the property to IRET Properties for $13.0 million and is leasing it back for an initial period of 15 years, with an option to renew for an additional five-year period. The lease provides for an annual rent obligation of $1.37 million for the first year and a 2.5% annual increase for each year thereafter. Rosedale Wilsons, Inc., a Minnesota corporation and subsidiary of the Company, is a guarantor of Bermans' monetary obligations under the lease. The lease may be terminated at the option of Bermans upon 12 months' written notice, such termination to be effective at the end of the tenth year of the term, upon payment of a $0.5 million fee.

     Bermans received approximately $12.64 million of net proceeds from the sale and leaseback transaction. Approximately $4.8 million of the net proceeds were used to prepay the long-term debt of Wilsons Leather Holdings Inc., a Minnesota corporation and subsidiary of the Company. This long-term debt currently bears interest at an annual rate of the "prime" rate plus 9.0%. Bermans is one of the guarantors of such long-term debt. The remaining net proceeds from the sale and leaseback transaction will be used by the Company for general corporate purposes. This transaction is not expected to have a material impact on earnings.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       WILSONS THE LEATHER EXPERTS INC.


Date:  June 27, 2002                   By /s/ Peter G. Michielutti
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                                          Peter G. Michielutti
                                          Senior Vice President and
                                          Chief Financial Officer